Exhibit 10.12

[***] Certain information in this document has been excluded pursuant to Regulation S-K,

Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is entered into as of this 1ST day of September, 2017 (“Effective Date”) by and between CEDARS-SINAI MEDICAL CENTER, a California nonprofit public benefit corporation (“CSMC”), with offices at 8700 Beverly Boulevard, Los Angeles, California 90048-1865, and PRECISION IBD, INC., a Delaware corporation (“Licensee”), with offices at 1496 Neptune Ave., Encinitas, California 92024.

R E C I T A L S

A. CSMC owns and/or is entitled to grant license rights with respect to certain Patent Rights (as defined below) and Technology (as defined below) invented, collected or otherwise developed in the conduct of inflammatory bowel disease research at CSMC, including through the operation of its Inflammatory Bowel Disease Drug Discovery and Development Unit.

B. CSMC desires to have the Patent Rights and the Technology developed, used and commercialized in the Field of Use (as defined below) by Licensee, and Licensee desires to obtain an exclusive, worldwide license to conduct research in the Field of Use, and to develop, manufacture, use and sell Products (as defined below) in the Field of Use, using the Patent Rights and Technology in accordance with the terms of this Agreement. Other than the rights expressly granted by CSMC hereunder within the Field of Use, Licensee acknowledges that CSMC shall retain all other rights with respect to the Patent Rights and the Technology.

C. CSMC and Licensee intend that the execution, delivery and performance of this Agreement by each party, and the consummation of the transactions contemplated hereunder, shall not at any time threaten CSMC’s tax-exempt status under Section 501(c)(3) of the Internal Revenue Code and Section 23701d of the California Revenue and Taxation Code, or cause CSMC to be in default under any of CSMC’s issued and outstanding tax-exempt bonds.

Now, THEREFORE, in consideration of the mutual covenants and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS

1.1 “Affiliate” or “Affiliates” shall mean any corporation, person or entity which controls, is controlled by, or is under common control with, a party to this Agreement without regard to stock or other equity ownership. For purposes hereof, the terms “control” and “controls” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation, person or entity, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Commercially Reasonable Efforts” shall mean, with respect to the performance of development or commercialization activities with respect to a Product by Licensee, the carrying out of such activities using efforts and resources comparable to the efforts and resources a similarly situated company in the research-based bio-pharmaceutical industry for compounds or products of similar commercial and scientific potential at a similar stage in development or product life, taking into account relevant factors, including without limitation the competitive landscape, the nature and extent of market exclusivity (including without limitation patent coverage and regulatory exclusivity), the likelihood, timing or existence of generic products, technical, legal, scientific, and medical factors, such Product’s safety and efficacy, its time and cost to develop, the likelihood of regulatory approval, its reasonably expected or actual labeling, its reasonably expected or actual profitability, the amounts of marketing and promotional expenditures with respect to the Product, its reasonably expected or actual pricing, reimbursement and formulary status, and the cost of any studies necessary or reasonably useful to obtain favorable pricing, reimbursement or formulary status for the Product. “Commercially Reasonable Efforts” may be determined with reference to specific markets or group of markets.

1.3 “Confidential Information” shall mean any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement, including, without limitation, all specifications, know-how, trade secrets, technical information, drawings, software, models, business information and patent applications pertaining to the Patent Rights and Technology, and as further provided in Section 10 hereof.

1.4 “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereof.

1.5 “Field of Use” shall mean products and services for human use, including but not limited to the diagnosis, prognosis, prophylaxis and/or treatment of diseases and disorders in humans.

1.6 “Funding Agencies” shall mean any public or private granting agencies which have provided funding to CSMC or to any of the Inventors for the development of any of the Patent Rights or Technology prior to the Effective Date.

1.7 “Future Patent Rights” shall mean any patents and/or patent applications claiming Inventions invented after the Effective Date through any use of the Patent Rights and Technology licensed hereunder arising from work conducted or overseen by the Inventors in connection with their employment by CSMC, and any patents and/or patent applications (including provisional patent applications) in any other country corresponding to any of the foregoing, and all divisions, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates and extensions thereof, whether domestic or foreign, and any patent that issues thereon; provided that only those patents and patent applications which are owned or controlled by CSMC shall be deemed to be “Future Patent Rights”. Notwithstanding anything to the contrary in the foregoing, “Future Patent Rights” shall not include any patent right included in the Patent Rights, including any patents and/or patent applications which claim or cover any Related Invention(s).

1.8 “Invention” shall mean all unpatented, patentable and patented inventions, discoveries, designs, apparatuses, systems, machines, methods, processes, uses, devices, models, composition of matter, technical information, trade secrets, know-how, codes, programs or configurations of any kind which are in or can otherwise be applied to the Field of Use.

1.9 “Inventors” shall mean [***].

1.10 “Milestones” shall mean any and all milestones set forth in Schedule B of this Agreement.

1.11 “MIRIAD Biobank” shall mean CSMC’s Mucosal Immunology Repository for Inflammatory and Digestive Diseases, a specialized biobank for advancing research in inflammatory diseases, which includes a biorepository collection of samples obtained from research subjects, which samples it uses, among other things, in the research and development of diagnostic and therapeutic products for the treatment of inflammatory diseases, and in the development of a database of information, including without limitation information relating to target identification and validation, patient stratification, and prediction of clinical efficacy.

1.12 “Net Sales” shall mean the gross amount actually received or invoiced (in accordance with Section 4.2(f)(i)) for all sales of Products to third parties (other than Sublicensees) by Licensee, its Affiliates, Sublicensees, and affiliates of Sublicensees less [***]. If a Product is sold or provided as part of a system, package, or combination product or service that involve one or more products or services not covered by the Patent Rights (each, a “Combination Product”), Net Sales shall be calculated by [***]. In the event that no market price is available for the Product included in such Combination Product when supplied or priced separately, [***].

1.13 “Patent Rights” shall mean (a) the patents and/or patent applications which are described on Schedule A of this Agreement, (b) any patents and/or patent applications which claim or cover any Related Invention(s), and (c) all patents and/or patent applications (including provisional patent applications) in any other country corresponding to any of the foregoing, and all divisions, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates and extensions thereof, whether domestic or foreign, all claims of continuations-in-part that are entitled to the benefit of the priority date of any of the foregoing, and any patent that issues thereon.

1.14 “Product” or “Products” shall mean any Diagnostic Product or Therapeutic Product.

“Diagnostic Product” shall mean any product and/or service in the Field of Use that: (a) (i) except for the license granted hereunder, would infringe a Valid Claim, or (ii) is wholly or partially developed through any use of the Technology and (b) that is marketed, indicated, approved and/or used for diagnostic or prognostic purposes, including without limitation the screening of patients for potential responsiveness to a particular therapeutic, prophylactic or other clinical intervention.

“Therapeutic Product” shall mean any product and/or service in the Field of Use that: (a) (i) except for the license granted hereunder, would infringe a Valid Claim, or (ii) is wholly or partially developed through any use of the Technology and (b) is marketed, indicated, approved and/or used for therapeutic, prophylactic or preventative purposes.

For the sake of clarity, in the event that Licensee develops a therapeutic product and related diagnostic product that is wholly or partially developed through any use of the Technology, such therapeutic product of Licensee shall be deemed a Therapeutic Product and such related diagnostic product of Licensee shall be deemed a separate and distinct Diagnostic Product; provided that “Therapeutic Product” shall not include any product or service for which the sole contribution of a Product to its development is use of a Diagnostic Product to select patients for research, development, clinical trials, and/or commercialization of a product.

If a Product meets the definition of both a Diagnostic Product and a Therapeutic Product under this Section 1.14, then the Product shall be deemed a Therapeutic Product.

1.15 “Related Inventions” shall mean any and all Inventions which (i) result from the services performed under the following agreements: (a) the Consulting Agreement between Licensee and [***]; (b) the Consulting Agreement between Licensee and [***]; (c) the Consulting Agreement between Licensee and [***]; (d) the Master Collaborative Research Agreement between CSMC and Licensee, effective as of the Effective Date (the “MCRA”); and/or (e) the Master Research Services Agreement between CSMC and Licensee, effective as of the Effective Date (the “MRSA”), as each may be amended; (ii) would have been reasonably anticipated at the outset to be developed; (iii) are related to the Technology and/or patents and/or patent applications described on Schedule A of this Agreement; and (iv) with respect to which CSMC owns or otherwise controls intellectual property rights.

1.16 “Technology” shall mean information and materials in the Field of Use that (a) are included in and relate to the MIRIAD Biobank, (b) result from CSMC’s analysis of the MIRIAD Biobank, including any associated proprietary algorithms, or (c) identify single nucleotide polymorphisms, serological markers or any combination thereof and/or targets obtained through such analysis, which information and materials are provided by CSMC to Licensee under this Agreement. “Technology” shall further include any additional information and materials developed by any of the Inventors in the conduct of their research in connection with CSMC’s Inflammatory Bowel Disease Drug Discovery and Development Unit or that is incorporated in any Related Invention, including, but not limited to, know-how, trade secrets, unpublished patent applications, clinical or research data, software, bioinformatics, unpatented technology, technical information, statistical information and analyses, biological materials, chemical reagents, preclinical and clinical information, which information and materials are provided by CSMC to Licensee under this Agreement or any of the Agreements described in Section 1.15(d) or 1.15(e). With the exception of the information and materials that are included in and relate to the MIRIAD Biobank, for purposes of the definition of “Product,” “Technology” shall not include any information or materials developed after the Effective Date that, at the time of disclosure to Licensee, has already been first disclosed or made available to a third party, including, for example, any commercially available assays. As between the parties, the Technology is all owned by CSMC, except as otherwise set forth in Section 2.7.

1.17 “Territory” shall mean the entire world.

1.18 “Valid Claim” shall mean a claim of an issued patent included within the Patent Rights, which claim has not (a) lapsed, been canceled or become abandoned, (b) been declared invalid or unenforceable by a non-appealable decision or judgment of a court or other appropriate body or authority of competent jurisdiction, or (c) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise. The term Valid Claim shall also include the claims of a pending patent application within the Patent Rights for a period of [***] years from the actual filing date of that patent application.

2.	LICENSE

2.1 Grant of Exclusive Rights. Subject to the terms of this Agreement, CSMC hereby grants to Licensee, and Licensee hereby accepts from CSMC, the exclusive license, with the right to grant sublicenses (subject to the terms of Section 2.2 hereof), under the Patent Rights and to the Technology, during the Agreement Term (as provided in Section 6 hereof) to conduct research and development in the Field of Use and to make, have made, use, import, offer for sale, have offered for sale, sell and/or have sold Products in the Field of Use in the Territory. The foregoing grant of exclusivity is made expressly subject to the following:

(a) All applicable laws and regulations, including, without limitation, the requirements of federal law as pertains to the manufacture of products within the United States;

(b) All applicable rules of the Funding Agencies;

(c) The rights of any co-owners of any Patent Rights and/or Technology, if any, which rights are set forth on Schedule A of this Agreement, as applicable;

(d) The following non-exclusive rights to the Patent Rights and Technology, which are retained by CSMC within the Field of Use:

(i) Subject to Licensee’s right to prior review to determine the patentability of any information contained therein (which shall expire after [***] days after Licensee’s receipt thereof), the right to submit for publication the scientific findings from research conducted by or through CSMC or its investigators (including the Inventors) related to the Patent Rights, provided such publications do not contain any Confidential Information of Licensee, in which case Licensee may require such Confidential Information to be removed prior to publication; and

(ii) the right (A) to exploit the Patent Rights, the Technology and any tangible or intangible information contained therein for CSMC’s research, internal teaching and other educationally-related, clinical and non-commercial clinical study purposes, where clinical use does not involve a third party funding grant to commercialize such information, and (B) to obtain research funding for further study and development thereof from governmental and other nonprofit organizations (including grant applications).

(e) Notwithstanding any other provision hereof to the contrary, all rights to the Patent Rights and Technology outside of the Field of Use are retained by CSMC.

2.2 Sublicensing.

(a) Permitted Sublicensing. Licensee shall have the right to grant sublicenses under any or all of the rights granted hereunder to its Affiliates and to (i) public companies listed on the NYSE or NASDAQ stock exchanges or any foreign equivalent thereof; (ii) private companies having at least $[***] in annual sales; or (iii) entities which have been approved in writing by CSMC (such consent not to be unreasonably withheld, delayed, or conditioned); provided that, in the event that CSMC has not responded to any request for approval from Licensee within [***] days of receiving such request, such request shall be deemed approved (each, a “Sublicensee”). Without limiting the generality of the foregoing, it shall be unreasonable for CSMC to withhold approval of a potential sublicensee if such potential sublicensee has a level of science, management and investors commensurate with or greater than Licensee or which is otherwise of a reasonably sufficient level to carry out the rights and obligations being sublicensed to it. In any business transaction that results, in whole or in part, with a third party selling any Product for which Licensee would owe CSMC Royalties pursuant to this Agreement if Licensee sold such Product, then Licensee shall grant a sublicense to such third party memorializing such grant of rights, any such third party shall be deemed to be a “Sublicensee” hereunder, and Royalties shall be due and payable by Licensee with respect to any and all sales of Products by such Sublicensee.

(b) Sublicensing Generally. Any Sublicensee shall be subject in all respects to the provisions contained in this Agreement and Licensee will remain primarily liable to CSMC for, and shall be responsible for monitoring and enforcing, performance of all of Licensee’s obligations hereunder by any such Sublicensee. Without limiting the generality of the foregoing, as an express condition of any such sublicense, any such Sublicensee shall be required to agree in writing to be bound by commercially reasonable reporting and record keeping, indemnification and inspection provisions, and the applicable provisions of this Agreement, including, without limitation, those pertaining to the payment of Royalties, use of CSMC’s name and marks, indemnification of CSMC and the use of CSMC’s Confidential Information. Sublicensees may further sublicense the rights granted hereunder to (a) public companies listed on the NYSE or NASDAQ stock exchanges or any foreign equivalent thereof; (b) private companies having at least $[***] in annual sales; and (c) entities which have been approved in writing by CSMC (such consent not to be unreasonably withheld, delayed, or conditioned); provided that, in the event that CSMC has not responded to any request for approval from such Sublicensee within [***] days of receiving such request, such request shall be deemed approved. Without limiting the generality of the foregoing, it shall be unreasonable for CSMC to withhold approval of a potential subsublicensee if such potential subsublicensee has a level of science, management and investors commensurate with or greater than Licensee or which is otherwise of a reasonably sufficient level to carry out the rights and obligations being sublicensed to it. Licensee shall promptly forward to CSMC a copy of any and all fully executed sublicense agreements and subsublicense agreements, any subsequent amendments, and all copies of Sublicensees’ profit sharing or royalty reports, in no event more than [***] days following execution or receipt thereof, as applicable. Licensee shall also keep CSMC reasonably informed with respect to the progress of any relations entered into with any Sublicensees. If Licensee shall conduct one or more audits of its Sublicensees hereunder during the term hereof, Licensee shall provide copies of any audit report indicating an underpayment or overpayment to CSMC on a timely basis. The covenants pertaining to the payment of Royalties, the use of CSMC’s name and marks, the indemnification of CSMC and the use of CSMC’s Confidential Information in any sublicense or assignment shall run for the benefit of CSMC, who shall be expressly stated as being a third-party beneficiary thereof with respect to the covenants set forth in this Agreement. Licensee understands and agrees that none of its permitted sublicenses hereunder shall reduce in any manner any of its obligations set forth in this Agreement.

2.3 Subject (a) to the applicable rules of the Funding Agencies and (b) to the extent it would not impair or jeopardize any efforts of CSMC to obtain domestic or foreign rights thereto, CSMC shall promptly (but no later than [***] days after CSMC’s Technology Transfer Office receives an invention disclosure form with respect thereto) notify Licensee in writing and in adequate detail of any Inventions which constitute Future Patent Rights and associated Technology (the “Future Patent Right Notification”); provided that CSMC’s obligations with respect to Future Patent Rights set forth in this Section 2.3 shall be subject to any and all legal obligations of CSMC that exist as of the Effective Date. Such disclosures shall be deemed the Confidential Information of CSMC. Subject to the Funding Agency Rules, Licensee shall have, for a period of [***] days (the “Negotiation Period”) after receipt of the future Patent Right Notification, the exclusive first right to negotiate with CSMC to obtain one or more exclusive licenses in the Field of Use and the Territory to the Future Patent Rights and Technology set forth in such Future Patent Right Notification upon such terms and conditions as shall be agreed by the parties hereto, which terms and conditions shall include provisions for fair market value consideration for the grant of any such licenses. If Licensee declines or fails to pursue, or if the parties fail to execute an amendment to this Agreement to include such Future Patent Rights in the Field of Use during the [***] day period specified above, then CSMC shall have the right to commence discussions with any other party (the “Proposed Transaction”) concerning such Future Patent Rights and Technology, provided that such transaction shall (i) not conflict with any of Licensee’s rights and/or CSMC’s obligations under this Agreement and (ii) be on terms and conditions no more favorable to such third party than those last offered by CSMC to Licensee during the Negotiation Period. Subject to the provisions of this Section 2.3, Licensee acknowledges and agrees that CSMC expressly retains and reserves any and all right, title and interest in and to the Future Patent Rights, whether or not in the Field of Use and. accordingly, no license to any Future Patent Rights is granted to Licensee under this Agreement unless and until an amendment to this Agreement is executed with respect thereto by the parties, and upon such execution such Future Patent Rights shall be deemed Patent Rights.

2.4 Diligent Commercialization. Licensee acknowledges that it is important to CSMC, and a requirement of the United States Government under Title 35, Section 203 of the United States Code, that Licensee pursue the development, commercialization and marketing of Products. Without limiting the foregoing, Licensee shall use Commercially Reasonable Efforts to develop and make Products commercially available to the public as soon as commercially practicable within the Territory. As part of Licensee’s obligation to use such Commercially Reasonable Efforts, CSMC and Licensee shall agree on the Milestones set forth in Schedule B of this Agreement, and Licensee shall use Commercially Reasonable Efforts to achieve such Milestones. Licensee’s failure to achieve any particular Milestone shall not, in and of itself, signify that Licensee failed to exercise Commercially Reasonable Efforts. Within [***] days after each anniversary of the Effective Date, Licensee shall prepare and deliver to CSMC an annual written report describing the development and commercialization activities it has performed, or caused to be performed, since the preceding report. Each such report shall contain information reasonably required by CSMC to evaluate Licensee’s performance under this Agreement, including Licensee’s progress toward achievement of the Milestones.

2.5 Preference for United States Industry. To the extent that any of the Patent Rights have been developed using funding from the United States Government, Licensee agrees that any

Products claimed by such Patent Rights that are made, used or sold in the United States shall be manufactured substantially in the United States, to the extent required under applicable law.

2.6 Access to Biobank and Biological Materials. CSMC maintains as of the Effective Date, and will continue to develop during the Agreement Term, the MIRIAD Biobank. Subject to availability and CSMC’s institutional policies and procedures for the transfer of biological materials, including the terms and conditions of the Material Transfer Terms which are attached as Schedule C of this Agreement, CSMC shall make available to Licensee during the Agreement Term the MIRIAD Biobank.

2.7 Technology Developed Under MCRA and MRSA. The parties acknowledge and agree that in accordance with the MCRA and MRSA, certain data, information, and results generated by CSMC and/or Licensee as a result of conducting the research under the MCRA or MRSA (defined as “Study Data” therein) shall be jointly owned by CSMC and Licensee or solely owned by Licensee to the extent expressly set forth in the applicable work order under the MRSA (“MRSA Work Order”). For purposes of Sections 2.1, 2.2 and 4.2, such jointly owned Study Data shall be deemed to be “Technology” as defined in Section 1.16 hereof. Furthermore, to the extent expressly set forth in the applicable MRSA Work Order, certain Inventions (as such term is defined therein) that necessarily use or necessarily incorporate any Precision Compound(s) (as such term is defined therein) provided by Licensee under the MRSA Work Order shall be owned, as between the parties, solely by Licensee. The parties acknowledge and agree that (a) if, under the MRSA Work Order, Licensee provides Precision Compound(s) for CSMC to use in connection with the Technology solely to potentially assist in the development of Diagnostic Product(s) to select patients for research, development, clinical trials, and/or commercialization of such Precision Compound(s), then in accordance with Section 1.14 of this Agreement, such Precision Compound shall not be deemed to be a “Therapeutic Product” for purposes of this Agreement; (b) regardless of the fact that certain Study Data is co-owned by Licensee and CSMC, to the extent that Licensee develops any Products through the use of such jointly-owned Study Data, Licensee shall be obligated to pay CSMC the applicable Royalty set forth in Section 4.2 of this Agreement with respect to such Products; and (c) regardless of the fact that certain Study Data and/or Inventions are solely owned by Licensee as described in the applicable MRSA Work Order, to the extent that Licensee develops any Diagnostic Products through the use of such Licensee-owned Study Data and/or Inventions, Licensee shall be obligated to pay CSMC the Diagnostic Product Royalty Rate with respect to such Diagnostic Products.

2.8 Key Persons. The following individuals are designated as “Key Persons” with respect to this Agreement: [***]. In the event that the services of any Key Person are lost to the projects covered by this Agreement (including, without limitation, the research conducted under the MCRA or MRSA) for any reason, the applicable party hereto shall notify the other party in writing, and may propose substitute personnel to such other party. The other party’s approval of such proposed substitute personnel shall not be withheld, conditioned or delayed unreasonably. In the event that the parties are unable to identify mutually acceptable substitute personnel within [***] days of the provision of such written notice, then the parties may terminate this Agreement in accordance with Section 6.2(f) hereof.

3.	REPRESENTATIONS AND WARRANTIES

3.1 Rights to Technology. Except for the rights, if any, of the Funding Agencies or the United States Government, CSMC represents and warrants to Licensee that, to the best of its actual knowledge (without investigation outside of CSMC as to such representations and warranties) as of the Effective Date: (a) CSMC exclusively owns all right, title and interest in and to and is the rightful assignee of the Patent Rights and/or Technology, (b) CSMC has the power and authority to enter into this Agreement and has the right to grant the licenses set forth in this Agreement, (c) CSMC has not granted licenses to the Patent Rights and/or Technology to any other party that would restrict or otherwise conflict with the rights granted hereunder except as stated herein, (d) no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority denying the validity of CSMC’s right to register, or CSMC’s rights to own, use or license, any Patent Rights and/or Technology, (e) there are no claims, judgments or settlements to be paid by CSMC with respect the Patent Rights and/or Technology or pending claims or litigation relating to the Patent Rights and/or Technology. Except for the rights, if any, of the Funding Agencies or the United States Government, CSMC represents and warrants to Licensee that, to the best of the current, actual knowledge of the Inventors (without investigation outside of CSMC as to such representations and warranties), as of the Effective Date: (a) the Patent Rights are valid and enforceable, and (b) no third party is infringing upon or otherwise misappropriating any Patent Rights and/or Technology. Except for any potential or actual rights of Funding Agencies, CSMC is not aware that any additional rights or licenses are necessary for Licensee to exercise its licensed rights granted by CSMC under this Agreement. CSMC covenants and agrees that if at any time during the Agreement Term it becomes aware that any of the representations and/or warranties set forth in this Section 3.1 are no longer true or correct had they been given after the Effective Date, it shall notify Licensee in writing of the facts or circumstances thereof within [***] days of discovery.

3.2 Limited Warranty; LIMITATION OF LIABILITY.

(a) Limited Warranty. CSMC makes no representation or warranty other than those expressly specified in this Agreement. Except as otherwise expressly set forth in this Agreement, Licensee accepts the Patent Rights and the Technology on an “AS-IS” basis. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, CSMC MAKES NO WARRANTIES CONCERNING PATENT RIGHTS OR TECHNOLOGY COVERED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO PATENT RIGHTS, TECHNOLOGY OR ANY PRODUCT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, CSMC MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF PATENT RIGHTS, OR THAT ANY PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING PATENT RIGHTS COVERED BY THIS AGREEMENT.

(b) LIMITATION OF LIABILITY. EXCEPT FOR THE BREACH OF THE CONFIDENTIALITY PROVISIONS IN SECTION 10 OR IN ACCORDANCE WITH THE OBLIGATION TO INDEMNIFY SET FORTH IN SECTION 8, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR

LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR THE BREACH OF THE CONFIDENTIALITY PROVISIONS IN SECTION 10 OR IN ACCORDANCE WITH THE OBLIGATION TO INDEMNIFY SET FORTH IN SECTION 8, CSMC’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE GREATER OF (1) [***] ($[***]) OR (2) [***]. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE), OR ANY OTHER GROUNDS.

3.3 Rights Retained by Funding Agencies. Licensee acknowledges that to the extent that the Patent Rights and Technology have been developed in part under one or more funding agreements (“Funding Agreements”) with one or more Funding Agencies, such Funding Agencies have certain statutory, non-exclusive rights relative thereto for use for government purposes as well as regulatory or statutory “march-in rights” (collectively, “Statutory Rights”). This Agreement is explicitly made subject to such Statutory Rights and, to the extent of any conflict between any such Statutory Rights and this Agreement, such Statutory Rights shall prevail. CSMC has included in Schedule A of this Agreement information regarding any and all such Funding Agreements that exist as of the Effective Date.

4.	CONSIDERATION

In consideration of the execution and delivery by CSMC of this Agreement, Licensee agrees as follows:

4.1 Equity Grant. As an upfront, nonrefundable payment, Licensee shall issue to CSMC two million five hundred seventy-five thousand (2,575,000) shares of Licensee’s common stock, which is equal, in the aggregate, to [***] percent ([***]%) of the outstanding shares of the capital stock of Licensee on a Fully Diluted Basis (as defined hereafter) (and, together with the shares to be issued to CSMC pursuant to Section 4.1(f) below, is equal to [***] percent ([***]%) of the outstanding shares of the capital stock of Licensee on a Fully Diluted Basis), as of the Effective Date, subject to execution of a Stock Issuance Agreement in the form attached hereto as Schedule D of this Agreement. Failure of Licensee to issue such shares shall render this Agreement null and void (ab initio). Such shares issued hereunder shall be of the same class and series as founders’ shares. A true and complete copy of Licensee’s capitalization table as of the Effective Date of the Agreement is set forth in Schedule E of this Agreement. For the purposes of this Agreement, “Fully Diluted Basis” shall include all of the issued and outstanding shares of common stock, preferred stock and other capital stock of the Licensee (calculated on an as-converted to common stock basis) (including the shares to be issued to CSMC pursuant to this Section 4.1 and Section 4.1(f) below) plus any then issued and outstanding options and warrants to purchase common stock (calculated on an as-exercised, as converted to common stock basis). As of the Effective Date, there are no unissued but reserved shares of common stock of Licensee for future issuance as options or stock grants under a stock incentive plan of Licensee.

(a) Board Seat. CSMC shall have the right to designate an individual to serve on Licensee’s board of directors subject to the terms of a Voting Agreement in the form attached hereto as Schedule F of this Agreement for a period of [***] year following the Effective Date of this Agreement. Failure of Licensee and each of Licensee’s stockholders to execute such Voting Agreement shall render this Agreement null and void (ab initio). Following the expiration of this initial [***] year period and for the duration of the Agreement Term, if requested by Licensee, such designee shall resign from Licensee’s board of directors, and CSMC may designate an individual approved by the Licensee (the “Observer”) to receive copies of all notices, minutes, consents and other materials that Licensee provides to its board of directors at such time materials are provided to the board of directors, provided that provision of such copies does not create a potential conflict of interest between Licensee and CSMC or Licensee and the Observer, and the Observer will be allowed to attend Licensee’s board of directors meetings or calls in a non-voting observer capacity. A majority of Licensee’s board of directors will have the right to exclude the Observer from portions of board of directors committee meetings or omit to provide the Observer with certain information if the board of directors believes in good faith that such exclusion or omission is necessary in order to (i) avoid a potential conflict of interest between Licensee and CSMC or Licensee and the Observer, or (ii) preserve the attorney-client privilege. The individual(s) designated by CSMC as a member of Licensee’s board of directors and the Observer must be reasonably acceptable to a majority of Licensee’s board of directors, and CSMC shall cause such individual(s) to be bound by the confidentiality obligations set forth in Section 10 below.

(b) Purchase Right. CSMC shall have the right to purchase up to that amount of Financing Securities (as defined below) to be issued and sold to the Lead Investor(s) (as defined below) in the Next Financing. For purposes of this Section 4.1(b), “Lead Investor” means the investor(s) investing the largest amount of cash in the Next Financing, and “Next Financing” means the proposed issuance by Licensee of any preferred equity securities in a priced-round (e.g., Series A Preferred Stock) (such securities, the “Financing Securities”) to investors for cash (or in satisfaction of debt issued for cash).

(c) Future Offerings. In any private offering of Licensee’s equity securities in exchange for cash (or in satisfaction of debt issued for cash), CSMC may purchase for cash that number of the securities issued in such offering as is necessary for CSMC to maintain its pro rata ownership interest in the Licensee on a Fully-Diluted Basis. This right is in addition to CSMC’s rights under Sections 4.1(b). If both Section 4.1(b) and this Section 4.1(c) apply to an offering, the provision granting CSMC the greater purchase rights will govern.

(d) Purchase Terms and Procedure, Exceptions. In any offering subject to Section 4.1(b) or 4.1(c), CSMC’s purchase right shall be on the same terms as the other investors in the financing in question (including, in the case of Section 4.1(b), the Lead Investor), except that in the case of an offering subject to Section 4.1(c), CSMC shall not have any board representation or board meeting attendance rights (except as otherwise provided in Section 4.1(a)), (ii) Licensee will give CSMC notice (the “Notice”) of the terms of the offering, including the names of the investors, and the amounts to be invested by Lead Investor, and CSMC may elect to exercise its right of purchase, in whole or in part, by notice given to Licensee within [***] days after receipt of Licensee’s notice, and (iii) and if CSMC elects not to purchase, or fails to give an election notice within such period, CSMC’s purchase right will not apply to the offering if (and only if and to the extent) it is consummated within [***] days on the same or less favorable (to the investor) terms as stated in the Notice. CSMC’s purchase shall be completed at the same closing and at the same time as that of any of the third-party purchasers, in the first closing of the applicable financing (unless otherwise mutually agreed to in writing by the parties) unless such closing is prior to [***] days after the date that the Notice is delivered to CSMC, in which case such purchase may be made by CSMC in a subsequent closing within [***] days after the date that the Notice is delivered to CSMC. CSMC’s rights under Sections 4.1(b) and 4.1(c) will not apply to the issuance of stock or options to employees, board members and other service providers pursuant to a plan approved by Licensee’s board of directors, or to shares or convertible securities (e.g., warrants or convertible debt), issued as consideration in lending or leasing transactions, mergers or acquisitions, licenses, collaborations, partnerships and similar transactions, in each case approved by Licensee’s board of directors.

(e) Termination. The parties’ rights and obligations described in Sections 4.1(a), (b), (c), and (d) shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately prior to the consummation of Licensee’s firm commitment initial public offering of its common stock under the Securities Act of 1933, as amended, or Licensee otherwise becoming a reporting company under the Securities Exchange Act of 1934, as amended, (ii) upon the consummation or closing of a Change of Control (as defined below), or (iii) such time as CSMC holds less than [***] percent ([***]%) of the shares of Licensee’s common stock issued pursuant to the first paragraph of this Section 4.1. “Change of Control” means (x) the acquisition of Licensee by another entity by means of any transaction or series of related transactions to which Licensee is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of Licensee outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in Licensee held by such holders prior to such transaction, at least [***] percent ([***]%) of the total voting power represented by the voting securities of Licensee or such surviving entity outstanding immediately after such transaction or series of transactions; or (y) a sale, lease or other conveyance of all or substantially all of the assets of Licensee.

(f) Additional Equity Grant. As additional consideration for CSMC’s obligations under this Agreement, Licensee shall issue to CSMC three million three hundred fifty thousand (3,350,000) shares of Licensee’s common stock, as of the Effective Date, subject to execution of a Restricted Stock Issuance Agreement in the form attached hereto as Schedule G of this Agreement. Failure of Licensee to issue such shares shall render this Agreement null and void (ab initio). Such shares issued hereunder shall be of the same class and series as founders’ shares.

4.2 Royalties.

(a) Running Royalties for Products. Licensee agrees to pay and shall pay to CSMC the following non-refundable running royalties (each, a “Royalty”) in the amounts set forth below:

(i) a running royalty of [***] on Net Sales of Diagnostic Products made, used or sold by Licensee, its Affiliates or any Sublicensee hereunder (“Diagnostic Product Royalty Rate”); and

(ii) a running royalty of [***] on Net Sales of Therapeutic Products made, used or sold by Licensee, its Affiliates or any Sublicensee hereunder (“Therapeutic Product Royalty Rate”).

(b) Permitted Deductions.

(i) For any portion of the Royalty Term for a Diagnostic Product in a country during which there is no Valid Claim that covers such Diagnostic Product in such country, the Diagnostic Product Royalty Rate applicable to such Diagnostic Product in such country shall be reduced by [***].

(ii) For any portion of the Royalty Term for a Therapeutic Product in a country during which there is no Valid Claim that covers the composition of matter of such Therapeutic Product in such country, the Therapeutic Product Royalty Rate applicable to such Therapeutic Product in such country shall be reduced by [***].

(iii) If Licensee is required to make any payment to a third party to obtain a license for the manufacture, use, sale or import of a Product or otherwise exploit the Patent Rights, Licensee shall be entitled to deduct up to [***] of such third party payments made in a particular calendar quarter against Royalties payable to CSMC for that quarter; provided, however, that in no event shall the Royalties payable to CSMC hereunder for any calendar quarter be reduced by operation of this Section 4.2(b)(iii) by more than [***]; provided, further, that any unused deduction earned in any calendar quarter may be carried forward from such calendar quarter to the subsequent calendar quarters and may be used in such subsequent calendar quarters, subject to the [***] limitation set forth in the immediately preceding proviso.

(c) Challenge of Patent Rights. Should Licensee, its Affiliate or any Sublicensee bring, directly or through a third party indirectly, an action challenging the validity, scope or enforceability of any Patent Rights, Licensee, the Affiliate or the Sublicensee will first provide CSMC with at least [***] days’ prior written notice that it intends so to do before filing such a challenge. Following the giving of such notice, Licensee, the Affiliate or the Sublicensee will continue to pay to CSMC any Royalties due hereunder at the applicable rate during the pendency of such action. Should the outcome of an action described in the first sentence of this Section 4.2(c) determine that any contested claim of a patent challenged by Licensee, the Affiliate or the Sublicensee is valid and infringed and enforceable against a Product, Licensee or the Affiliate or Sublicensee bringing the challenge, as applicable, will thereafter (i) pay to CSMC the Royalties due hereunder at the rate of [***] the applicable rate for all Products sold that would infringe such claim; and (ii) reimburse CSMC for all costs actually incurred by CSMC in connection with the applicable legal proceedings. In the event that a challenge of Patent Rights brought by Licensee, an Affiliate or a Sublicensee is partially or entirely successful, Licensee, the Affiliate and the Sublicensee will have no right to recoup any Royalties or other amounts paid before or during the period of the challenge. Notwithstanding anything to the contrary, this Section 4.2(c), above, shall not apply with respect to challenges that arise in connection with any arguments, or any other statements or allegations, made by or on behalf of Licensee, its Affiliate or any Sublicensee that (A) distinguish the inventions claimed in patents or patent applications owned or controlled (except by virtue of this Agreement) by Licensee, its Affiliate or any Sublicensee from those claimed in the Patent Rights (1) in the ordinary course of prosecution of such patents or patent applications owned or controlled by Licensee, its Affiliate or any Sublicensee, including any reissue or reexamination patents or patent applications or (2) in inter partes, post grant review proceedings, oppositions, nullity proceedings, reissue proceedings, reexamination proceedings, and other similar proceedings before the U.S. Patent and Trademark Office or other agency or tribunal in any jurisdiction, or in any arbitration or litigation, wherein such patents or patent applications owned or controlled by Licensee, its Affiliate or any Sublicensee have been challenged; and/or (B) challenge the validity, scope or enforceability of any Patent Right (1) as the result of a breach of CSMC’s representations, warranties or obligations hereunder, (2) as a result of any inequitable conduct of any individual associated with the filing and/or Prosecution of the application for such Patent Right, and/or (3) pursuant to a petition to the relevant governmental authority, made with the written approval of CSMC, in order to request the re-examination or re-issuance of a Patent Right in the course of maintaining such Patent Right. Notwithstanding anything to the contrary, this Section 4.2(c), above, shall not apply with respect to any patent challenges that arise in connection with any agreements, or any other statements or allegations, made by or on behalf of Licensee, its Affiliate or any Sublicensee after Licensee ceases to maintain its original license rights to such Patent Right (e.g., as a result of the termination or expiration of this Agreement).

(d) Arm’s-Length Transactions. On sales of Products which are made in other than an arms’-length transaction, the value of the Net Sales attributed under this Section 4.2 to such a transaction shall be that which would have been received in an arms’-length transaction, based on sales of like quality and quantity products on or about the time of such transaction.

(e) Duration of Royalty Obligations. The royalty obligations of Licensee as to each Product shall terminate on a country-by-country and Product-by-Product basis on the later of: (1) for any Product that infringes on a Valid Claim, concurrently with the last to expire of a Valid Claim that covers such Product, including any term extensions thereof, and (2) for any Product that does not infringe on a Valid Claim, ten (10) years from the date of First Commercial Sale of such Product in the applicable country (each, a “Royalty Term”).

(f) Payment and Accounting.

(i) Reports. Each payment of Royalties shall be accompanied by a report in the form attached as Schedule H of this Agreement, which sets forth in reasonable detail the number and each type of Product sold and the calculation of Net Sales applicable thereto, and such additional details as may be reasonably requested by CSMC for the determination of Royalties payable hereunder. Products shall be considered as being sold for the purpose of the calculation of Royalties under this Agreement as of the earlier of (a) the date on which the gross amounts for the sale of such Products are actually received, or (b) the date that is [***] days after the Products have been invoiced. Royalties shall be payable by Licensee quarterly, within [***] days after the end of each calendar quarter, based upon revenues accrued (in accordance with the foregoing sentence) during the immediately preceding calendar quarter. All copies of reports under this Section 4.2(f)(i) shall be sent by electronic mail to [***]. Except as otherwise provided herein, all amounts due hereunder shall be paid in United States dollars and shall be made without set off and free and clear of (and without any deduction or withholding for) any taxes, duties, levies, imposts or similar fees or charges. Licensee agrees to pay and shall pay to CSMC, or cause its Sublicensees to pay to CSMC, all Royalties resulting from the activities of its Sublicensees, within [***] days after the end of each calendar quarter.

(ii) Wire Transfer Instructions. All payments due hereunder shall be made by Licensee to CSMC in accordance with the following wire transfer instructions:

[***]

(iii) Records and Audits. Licensee shall create and maintain complete and accurate records and documentation concerning all sales of Products by Licensee, its Affiliates and Sublicensees, in sufficient detail to enable the Royalties that are payable hereunder to be determined. Licensee shall retain such records and documentation for not less than [***] years from the date of their creation. During the Agreement Term and for a period of [***] years thereafter, CSMC and its representatives shall have the right to audit such records and documentation as shall pertain to the determination and payment of. Such examiners shall have reasonable access during regular business hours to Licensee’s offices and the relevant records, files and books of account, and shall have the right to examine any other records reasonably necessary to determine the accuracy of the calculations provided by Licensee. The costs of any such audit shall be borne by CSMC, unless as a result of such inspection it is determined that the amounts payable by Licensee for any period are in error by greater than [***], in which case the costs of such audit shall be borne by Licensee. CSMC shall report the results of any such audit to Licensee within [***] days of completion. Thereafter, Licensee agrees it shall promptly pay to CSMC the amount of any underpayment discovered in such audit, or CSMC shall credit to Licensee against future Royalty payments the amount of any overpayment discovered in such audit, as the case may be. In addition, Licensee shall pay interest on any underpayment at the rate that is the lower of (i) [***] over the rate of interest announced by Bank of America in Los Angeles, California (or any successor in interest thereto or any commercially equivalent financial institution if no such successor exists) to be its “prime rate”, or (ii) the highest rate permitted by applicable law, from the date such amount was underpaid to the date payment is actually received.

(iv) Currency Transfer Restrictions. If any restrictions on the transfer of currency exist in any country or other jurisdiction so as to prevent Licensee from making payments to CSMC, Licensee shall take all commercially reasonable steps to obtain a waiver of such restrictions or to otherwise enable Licensee to make such payments. If Licensee is unable to do so, Licensee shall make such payments to CSMC in a bank account or other depository designated by CSMC in such country or jurisdiction, which payments shall be in the local currency of such country or jurisdiction, unless payment in United States dollars is permitted. Any payment by Licensee to CSMC in currencies other than United States dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted in the California edition of The Wall Street Journal for the close of business of the last banking day of the calendar quarter in which such payment is being made.

(v) Late Charges. A service charge at the rate that is the lower of (i) [***] over the rate of interest announced by Bank of America in Los Angeles, California (or any successor in interest thereto or any commercially equivalent financial institution if no such successor exists) to be its “prime rate”, or (ii) the highest rate permitted by applicable law. shall be payable by Licensee on any portion of Licensee’s outstanding undisputed amounts payable by Licensee hereunder that are not paid to CSMC within [***] days past the due date.

(vi) Taxes. Licensee shall pay, or cause to be paid, any and all taxes required to be paid or withheld on any sales, licenses or other transfers for value of Products or Patent Rights (other than taxes imposed on the income or revenues of CSMC). Licensee shall secure and send to CSMC proof of any such taxes withheld and paid by Licensee, its Affiliates or Sublicensees.

5.	PATENT RIGHTS

5.1 Prosecution. Subject to Section 4.2(c), commencing on the Effective Date and continuing until the termination of the Agreement, Licensee shall assume, in coordination with CSMC, full responsibility for, and shall use Commercially Reasonable Efforts to pursue, the application, maintenance, reexamination, reissue, opposition and prosecution of any kind (collectively “Prosecution”) relating to the Patent Rights, including, but not limited to, payment of all costs, fees and expenses related thereto. Subject to the approval of CSMC (which approval shall not be unreasonably withheld), Licensee shall have the right to select counsel with respect to the responsibility assumed by Licensee in this Section 5.1. For all purposes of the patent Prosecution, CSMC shall be the named “client” of such patent counsel. Each party shall provide the other with copies of any and all material or communications with the United States Patent and Trademark Office, or any foreign patent office, and CSMC and Licensee shall be afforded the opportunity of prior review and comment on such action or paper.

(a) Foreign Filings. Should Licensee elect not to file for patent protection for the Patent Rights in a certain national jurisdiction in the Territory, Licensee shall notify CSMC of such election at least [***] days before a final due date which would result in the bar of patent protection for the Patent Rights in such national jurisdiction. In such event, CSMC may, at its sole option and expense, file for patent protection for the Patent Rights in the applicable national jurisdiction, and Licensee’s license under this Agreement with respect to such national jurisdiction shall terminate, allowing CSMC to freely dispose of its Patent Rights in the applicable national jurisdiction as it sees fit in its sole discretion, and such patent shall no longer be deemed to be Patent Rights for purposes of this Agreement.

(b) Abandonment, Disclaimers, etc. Licensee shall obtain the prior written consent of CSMC (which consent shall not be unreasonably withheld), prior to abandoning, disclaiming, withdrawing, seeking reissue, seeking reexamination or allowing to lapse any patent or patent application within the Patent Rights. In the event that Licensee shall elect to abandon the Prosecution (including the payment of maintenance fees or annuities) of any patent or patent application included in the Patent Rights, Licensee shall notify CSMC of such election at least [***] days before a final due date which would result in abandonment or bar of patentability of the patent or patent application. In such event, CSMC may, at its sole option and _expense, continue Prosecution of the patent application or patent; the patent application or patent shall no longer be deemed part of the Patent Rights under this Agreement; and all rights in the patent application or patent shall revert to CSMC. Licensee further agrees that it shall not file any continuation-in-part application relating to the Patent Rights without the prior written consent of CSMC, not to be unreasonably withheld, delayed, or conditioned, unless the additional disclosure or material to be included in the continuation-in-part application is necessary or appropriate to support the patentability of a claim recited in a parent application on which the continuation-in-part application is based.

5.2 Expenses. Except as otherwise expressly set forth herein, Licensee shall pay all expenses resulting from its obligations in Section 5.1 hereof. CSMC shall exercise reasonable efforts to cause the Inventors (to the extent they are available and on CSMC’s staff as employees) to cooperate fully with Licensee with respect to the Prosecution of the Patent Rights, and CSMC shall be reimbursed for all reasonable out-of-pocket expenses as such expenses are incurred.

5.3 CREATE Act. Licensee shall not invoke the Cooperative Research and Technology Enhancement Act of 2004, as set forth under Title 35, Section 102(c) of the United States Code (the “CREATE Act”), with respect to the Patent Rights without first obtaining the prior written consent of CSMC.

6.	TERM AND TERMINATION

6.1 Term. Unless earlier terminated as provided in Section 6.2 hereof, the term of this Agreement shall commence on the Effective Date and shall expire, on a country-by-country basis, upon the last to expire Royalty Term (the “Agreement Term”). Upon the expiration of this Agreement in accordance with this Section 6.1 (but not the earlier termination of this Agreement in accordance with Section 6.2), the license set forth in Section 2.1 shall become fully paid-up, irrevocable, and perpetual, provided that, in the event that Licensee breaches any of its surviving obligations under this Agreement as set forth in Section 13.13, then such license may be terminated by CSMC in accordance with Section 6.2(c).

6.2 Termination. Except as provided by Section 6.3 and/or 6.8 hereof, this Agreement shall terminate upon the earliest to occur of the following:

(a) Automatically if Licensee shall enter into a liquidating bankruptcy, be adjudged insolvent, liquidate, dissolve and/or if the business of Licensee shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise; provided, however, that, if any such action is involuntary, termination shall not take place unless the action is not reversed within [***]. Further, Licensee shall give CSMC at least [***] days’ prior written notice before Licensee initiates any bankruptcy proceeding, and CSMC shall have the right to terminate this Agreement immediately upon receipt of such notice;

(b) Upon [***] days written notice of CSMC to Licensee if the performance by either party to this Agreement of any term, covenant, condition or provision hereof (i) shall jeopardize (A) the licensure of CSMC, (B) CSMC’s participation in the Medicare, Medi-Cal or other reimbursement or payment programs, (C) the full accreditation of CSMC by The Joint Commission or any other state or nationally recognized accreditation organization, or (D) CSMC’s tax-exempt status; or (ii) is deemed illegal or unethical by any recognized governmental agency or body. Upon the occurrence of any of the items set forth in this subparagraph (b), CSMC shall provide written notice to Licensee setting forth the reason for such termination and the parties shall promptly discuss in good faith reasonable means of avoiding such termination, including without limitation any required amendments to this Agreement, provided that, if termination cannot be avoided, such termination shall be effected at the end of such [***] day period;

(c) Upon [***] days’ written notice from CSMC if, within such [***] day period, Licensee shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity, which breach or default may include, without limitation, Licensee’s failure to use Commercially Reasonable Efforts to develop and make Products commercially available to the public in accordance with Section 2.4; provided, however, that Licensee may avoid such termination if, before the end of such [***]-day period, such breach or default has been cured by Licensee; and provided further that this termination right shall not apply to breaches of Section 4.2(c), the exclusive remedy for which is set forth therein;

(d) Upon [***] days’ written notice from Licensee if, within such [***] day period, CSMC shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that CSMC may avoid such termination if, before the end of such [***] day period, such breach or default has been cured by CSMC;

(e) By Licensee upon [***] days’ written notice to CSMC in the event that Licensee has determined that it would not be commercially reasonable to continue to develop and/or commercialize Products, including without limitation as a result of: (i) failure to secure adequate capital commitment within a commercially reasonable timeframe; (ii) failure to initiate a Phase I, Phase II or Phase III clinical trial for at least [***] Product within a commercially reasonable timeframe due to the following reasons: (A) regulatory restrictions, prohibitions, or adverse decisions; (B) lack of sufficient funding to complete the clinical trials and/or obtain supplies of Products; (C) lack of interest from clinical investigators; or (D) difficulties in patient accrual; (iii) scientific or technical reasons; (iv) the approved labeling for the Product; (v) competitive products then being developed and/or commercialized; (v) manufacturing concerns, including costs of goods and materials; (vi) intellectual property protection; (vii) obligations imposed by regulatory authorities; and (viii) pricing concerns; provided that, such written notice to CSMC under this Section 6.2(e) must provide CSMC with a reasonable explanation for Licensee’s termination under this Section 6.2(e).

(f) Upon the mutual written agreement of the parties hereto (such termination to be effective as of the date mutually agreed upon in such written agreement).

6.3 Obligations Upon Termination. Upon any termination of this Agreement pursuant to Section 6.2 hereof, nothing herein shall be construed to release any party from any liability for any obligation incurred through the effective date of termination (e.g., confidentiality, reimbursement of patent expenses incurred prior to such date, etc.) or for any breach of this Agreement prior to the effective date of such termination. Licensee may, for a period of [***] year after the effective date of such termination, sell all tangible Products customarily classified as “inventory” that it has on hand at the date of termination, subject to payment by Licensee to CSMC of the applicable Royalty; provided, however, that any such action by Licensee does not subject CSMC to any of the occurrences set forth in Section 6.2(b) hereof.

6.4 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 6.2, where such termination has not been caused by any action or inaction on the part of any Sublicensee of Licensee or by any breach by such Sublicensee of its obligations under its sublicense from Licensee, such termination shall be without prejudice to the rights of each non-breaching Sublicensee of Licensee and each non-breaching Sublicensee shall be deemed to be a licensee of CSMC under this Agreement, as applicable, at such Sublicensee’s written request, and CSMC shall be entitled to all rights and subject to all obligations under this Agreement (to the extent provided for in such sublicense). This Section 6.4, however, shall not be applicable if this Agreement has been terminated under Section 6.2(b) under circumstances where the application of this Section 6.4 would subject CSMC to any of the occurrences set forth in Section 6.2(b).

6.5 Right to Institute Legal Actions. Notwithstanding the provisions of Section 6.2 hereof, CSMC, on the one hand, and Licensee, on the other hand, may institute any other legal action or pursue any other remedy against the other party permitted by applicable law if the other party does not substantially cure any breach or default of any material obligation as provided herein.

6.6 Reversion of Rights. Notwithstanding anything to the contrary set forth herein (including, but not limited to, Section 5 hereof), full responsibility for Prosecution of the terminated Patent Rights shall, at CSMC’s sole expense from the date of reversion, revert to CSMC upon any termination of this Agreement.

6.7 Return of Data. In the event of any termination or expiration of this Agreement, Licensee shall, upon the request of CSMC, negotiate in good faith with CSMC for a reasonable period regarding the terms and conditions under which CSMC would receive copies of data, information and materials obtained or generated by or on behalf of Licensee in the course of conducting research and developing Products using the Patent Rights and the Technology.

6.8 Dispute. If either party reasonably and in good faith disagrees as to whether the other party has a basis for terminating this Agreement pursuant to Section 6.2, the non-terminating party may contest the allegation in accordance with Section 13.3. During the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect, and the parties shall continue to perform all of their respective obligations and retain their respective rights under this Agreement.

7.	INFRINGEMENT BY THIRD PARTIES

The parties agree as follows:

7.1 Enforcement. The parties shall notify each other in writing of any suspected or actual infringement of any Patent Rights by a third party and shall provide the other party with any available evidence thereof. After such notification, CSMC and Licensee shall consult for a period not to exceed [***] days whether enforcement of the Patent Rights by Licensee against such third party infringer is reasonably warranted, by determining whether a reasonably prudent licensee would institute litigation to enforce the patent in question in light of all relevant business and economic factors (including, but not limited to, the projected cost of such litigation, the likelihood of success on the merits, the probable amount of any damage award, the prospects for satisfaction of any judgment against the alleged infringer, the possibility of counterclaims against the parties hereto, the impact of any possible adverse outcome on Licensee and the effect any publicity might have on the parties’ respective reputations and goodwill). If, upon the expiration of such [***] day period, it is mutually determined by the parties that a suit should be filed by Licensee, Licensee shall have the right and the obligation to enforce, at its sole expense, the Patent Rights against infringement by such third party infringer. If, upon the expiration of such [***] day period, the parties have not agreed that a suit should be filed by Licensee, Licensee shall have the right, but not the obligation, to enforce, at its sole expense, the Patent Rights against infringement by such third party infringer or commence settlement negotiations with respect thereto. Upon Licensee’s undertaking to pay all expenditures reasonably incurred by CSMC, CSMC shall reasonably cooperate in any such enforcement and, as necessary, join as a party therein. Licensee shall reimburse CSMC for all expenses, including reasonable attorneys’ fees, incurred in connection with any such enforcement. In the event that Licensee does not file suit against or commence settlement negotiations with the infringer within [***] days of the expiration of the [***] day consultation period described above, then CSMC shall have the right, at its own expense, to enforce the Patent Rights licensed hereunder on behalf of itself and Licensee. Any damages or other recovery from an infringement action undertaken by Licensee shall first be used to reimburse the parties, on a pro rata pari passu basis, for the costs and expenses incurred in such action, and shall thereafter be allocated between the parties as follows: (a) [***] to Licensee and (b) [***] to CSMC. If Licensee fails to prosecute any such action to completion, then any damages or other recovery from an infringement action undertaken or assumed by CSMC shall first be used to reimburse the parties, on a pro rata pari passu basis, for the costs and expenses incurred in such action, and shall thereafter be allocated between the parties as follows: (a) [***] to CSMC and (b) [***] to Licensee.

7.2 Defense Of Patent Rights. In the event that any Patent Rights are the subject of a legal action seeking declaratory relief or of any reexamination or opposition proceeding instituted by a third party, the parties agree to promptly consult with each other concerning the defense of such actions or proceedings. If the parties agree that such defense should be undertaken, then Licensee shall bear the expenses, including attorneys’ fees, associated with such defense and in any recoupment of expenses. If the parties disagree, then the party desiring to defend the action or proceeding may proceed with such defense and will bear its own expenses, and be entitled to all sums recovered.

8.	INDEMNIFICATION

8.1 Indemnification by Licensee. Subject to Section 8.2 hereof, Licensee shall hold harmless, defend and indemnify CSMC and each of its officers, directors, employees (including the Inventors), and agents (each, an “Indemnified Party”, and collectively, the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) suffered or incurred by any of the Indemnified Party in any action, suit, litigation, arbitration or dispute of any kind brought by a third party (“Action”) arising or resulting from any negligence or willful acts or omissions on the part of Licensee, its Affiliates or Sublicensees in connection with (a) their use of the Patent Rights or Technology and/or (b) the exercise of their rights hereunder or under any sublicense, including, but not limited to (i) the preclinical development and clinical testing of Products, and (ii) the manufacture, sale, use, marketing, or other disposition of Products developed, manufactured, sold, marketed, used or otherwise disposed of under this Agreement; except to the extent any of the foregoing arise out of or result from (i) CSMC’s breach of any covenant, obligation, representation or warranty under this Agreement and/or (ii) the negligent or willful acts or omissions of any Indemnified Party.

8.2 Indemnification Procedure. CSMC shall promptly notify Licensee in writing of any claim or Action or material threat thereof brought against any Indemnified Party in respect of which indemnification may be sought and, to the extent allowed by applicable law, shall reasonably cooperate with Licensee in defending or settling any such claim or Action (at Licensee’s expense). Subject to this Section 8, Licensee shall defend any Action brought by a third party against any of the Indemnified Parties for which Licensee is obligated to indemnify pursuant to Section 8.1, provided that Licensee shall have the sole right to control the defense and/or settlement of any such Action with counsel of Licensee’s own choosing and reasonably acceptable to CSMC. No settlement of any Action against the Indemnified Party for which CSMC intends to seek indemnification (for itself or on behalf of any other Indemnified Party) shall be made without the prior joint written approval of Licensee and CSMC, which approval shall not be unreasonably withheld, delayed, or conditioned by either party, provided that Licensee shall have the right to settle any Action without the need to obtain CSMC’s approval, if such settlement is solely monetary in nature and admits no wrongdoing on the part of CSMC or the Indemnified Party. If CSMC or any other Indemnified Party does not permit Licensee to exclusively control the defense of any such Action, or if CSMC or any other Indemnified Party does not obtain the approval of Licensee to settle such Action, Licensee shall have no obligation to defend or indemnify the CSMC or any other Indemnified Party hereunder.

8.3 Insurance. Licensee shall obtain and maintain insurance policies (including products liability and general liability policies at such time as is appropriate) which are reasonable and necessary to cover its activities and to comply with the indemnification obligations set forth above. Such insurance policies shall name CSMC as an additional insured party and shall provide a minimum of $[***] in coverage per occurrence, and $[***] in the aggregate. Upon initiation of any human clinical studies of Diagnostic Products, Licensee shall have first increased its insurance coverage to a minimum of $[***] in the aggregate, and upon initiation of any human clinical studies of Therapeutic Products, Licensee shall have first increased its insurance coverage to a minimum of $[***] in the aggregate. Licensee shall provide CSMC with prompt written notice of any material change in coverage under such policies. If the parties determine that evidence of Licensee’s insurance coverage is necessary and appropriate, within [***] days of the Effective Date (subject to extension if reasonably required) and annually thereafter, Licensee shall provide CSMC with a certificate of insurance issued by the appropriate insurance company evidencing the insurance coverage required by this Section 8.3, together with copies of the endorsement which specifies CSMC as an additional insured and the declarations page for each such insurance policy. The certificate of insurance, endorsements and declarations pages (and any renewals or replacements thereof), if required, shall be sent to CSMC’s Technology Transfer Office by electronic mail at [***].

9.	USE OF NAMES

9.1 CSMC Names and Marks. Licensee shall not, unless as required by any law or governmental regulation, use the name of CSMC, and/or any of its trademarks, service marks, trade names or fictitious business names or the name of any CSMC officer, faculty member, employee, student or volunteer (collectively, “CSMC Names and Marks”) without express prior written consent of the Vice President for Public Relations and Marketing of CSMC. Further, except as otherwise required by applicable law, prior to any reference by Licensee to CSMC Names and Marks in any manner, Licensee shall provide CSMC with a writing reflecting the proposed reference so that CSMC can review the reference within a reasonable period of time prior to the proposed use thereof by Licensee. Except as otherwise required by applicable law, this limitation includes, but is not limited to, use by Licensee in any regulatory filing, advertising, offering circular, prospectus, sales presentation, news release or trade publication; provided, however, Licensee shall have the right to include the following statement in such materials without seeking any additional permission from CSMC or its Vice President for Public Relations and Marketing: “On September 1, 2017, Precision IBD, Inc. entered into a license agreement with Cedars-Sinai Medical Center for the exclusive licensing of the [describe licensed assets].” In addition, certain specific language may be mutually agreed upon by the parties for Licensee’s use in certain contexts and with respect to certain topics, and once agreed upon, may be utilized by Licensee in connection with the approved contexts and topics without further permission of the applicable Licensor. Subject to compliance by Licensee with the foregoing, which shall be deemed conditions precedent to any use of CSMC Names and Marks by Licensee, Licensee shall ensure that the CSMC Names and Marks are used as scientifically or academically appropriate in the “byline” of any article, abstract, manuscript or any other publication related to the subject matter hereof.

9.2 No Endorsements by CSMC. By entering into this Agreement, CSMC does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee shall not state or imply that this Agreement is an endorsement by CSMC.

10.	CONFIDENTIALITY

10.1 Non-Disclosure. The parties hereto shall keep the terms of this Agreement and all business and scientific discussions relating to the business of the parties confidential except as otherwise set forth in this Agreement. All patient information to which a party is given access by the other party shall be subject to the provisions of the Confidentiality of Medical Information Act (Cal. Civ. Code §§56, et seq.) and the Health Insurance Portability and Accountability Act of 1996, and all regulations promulgated thereunder. It may, from time to time, be necessary for the parties, in connection with performance under this Agreement, to disclose Confidential Information (including know-how) to each other. The Receiving Party (as defined in Section 1.3 hereof) shall keep in confidence the Confidential Information of the Disclosing Party (as defined in Section 1.3 hereof), using the standard of care it normally uses for information of like character, and shall not disclose the Confidential Information to any third party or use it except as expressly authorized by the prior written consent of the Disclosing Party or as otherwise permitted by this Agreement. Notwithstanding the foregoing, (a) Licensee may disclose the Confidential Information received from CSMC, and also may provide a copy of this Agreement, to its Affiliates, officers, directors, employees, accountants, attorneys, consultants, agents, and potential or actual Sublicensees as shall be reasonably necessary to carry out the intent of this Agreement or any sublicense granted by Licensee as contemplated by this Agreement and (b) Licensee may provide a copy of this

Agreement to its Affiliates, officers, directors, employees, accountants, attorneys, consultants, agents, and potential or actual Sublicensees, investors, acquirers, lenders, or other financial partners, for purposes of a potential business transaction or obtaining professional advice, if, but only if, with respect to each of (a) and (b) above, (i) such entity or person is subject to confidentiality obligations no less restrictive than those confidentiality provisions contained in this Section 10 and (ii) Licensee shall be fully responsible and liable for any action of such third party recipient which would constitute a breach of this Agreement if committed by Licensee as if Licensee had committed such action itself. Furthermore, Licensee may include a copy of this Agreement in legally required regulatory filings; provided that Licensee will seek confidential treatment of all financial terms of this Agreement in all such legally required regulatory filings. The Receiving Party’s obligations hereunder shall not apply to Confidential Information that the Receiving Party can show:

(a) Is or later becomes part of the public domain through no fault or neglect of the Receiving Party;

(b) Is received in good faith from a third party having no obligations of confidentiality to the Disclosing Party, provided that the Receiving Party complies with any restrictions imposed by the third party;

(c) Is independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information; or

(d) Is required by law or regulation to be disclosed (including, without limitation, in connection with FDA filings, filings with another government agency or as required under the California Public Records Act), provided that the Receiving Party uses reasonable efforts to restrict disclosure and to obtain confidential treatment.

10.2 Limits on Permitted Disclosures. Each party agrees that any disclosure or distribution of the other party’s Confidential Information within its own organization shall be made only as is reasonably necessary to carry out the intent of this Agreement. The parties further agree that all of their respective officers, employees, agents, representatives or approved sublicensees to whom any Confidential Information is disclosed or distributed shall have agreed to maintain its confidentiality.

10.3 Legally Required Disclosures. If a subpoena or other legal process concerning Confidential Information is served upon any party hereto pertaining to the subject matter hereof, the party served shall notify the other party immediately, the other party shall cooperate with the party served, at the other party’s expense, in any effort to contest the validity of such subpoena or other legal process. This Section 10.3 shall not be construed in any way to limit any party’s ability to satisfy any disclosure of its relationship with the other party required by any governmental authority.

10.4 Patent Rights and Technology as Confidential Information. The Patent Rights are understood by Licensee to be the Confidential Information of CSMC to the extent “unpublished” as such term is construed under the United States Patent Laws. As such, Licensee’s confidentiality obligations hereunder automatically extend to any and all Technology and to any and all patent applications of CSMC relating to any Patent Rights, and to any and all communications with the United States Patent and Trademark Office, and any foreign patent office relating to any Patent Rights.

10.5 Return of Confidential Information. In the event of any termination of this Agreement, the Receiving Party shall promptly return all Confidential Information and any copies made thereof previously made available to the Receiving Party by the Disclosing Party.

10.6 Remedies. Both parties acknowledge and agree that it would be difficult to measure damages for breach by either party of the covenants set forth in this Section 10, and that injury from any such breach would be incalculable, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, either party shall be entitled, in addition to all other remedies available hereunder or under law or equity, to injunctive or such other equitable relief as a court may deem appropriate to restrain or remedy any breach of such covenants.

10.7 Term of Confidentiality. The obligations of confidentiality and nonuse set forth in this Section 10 shall survive for a period of [***] years beyond the termination or expiration of this Agreement.

11.	INFORMATION EXCHANGE

In addition to the Patent Rights and Technology, the parties shall cooperate to exchange such non-confidential information as may be appropriate and necessary to facilitate Licensee’s development and commercialization of Products incorporating any Patent Rights or Technology.

12.	PATENT MARKING

Licensee shall use Commercially Reasonable Efforts to actually or virtually mark all Products made, sold or otherwise disposed of by or on behalf of it or any of its Affiliates and Sublicensees as set forth under Title 35, Section 287(a) of the United States Code and shall respond to any request or disclosure under Title 35, Section 287(b)(4)(B) of the United States Code by only notifying CSMC of the request for disclosure.

13.	MISCELLANEOUS

13.1 Notices. Any notice, request, instruction or other document required by this Agreement shall be in writing and shall be deemed to have been given (a) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, or (b) if sent by Federal Express or other overnight carrier, signature of delivery required, at the time of receipt by the intended recipient, addressed as follows:

In the case of CSMC to:

Cedars-Sinai Medical Center

8700 Beverly Boulevard

Los Angeles, California 90048-1865

Attention: Executive Vice President for Finance & CFO

with a copy to Vice President for Legal & Technology Affairs or in the case of Licensee to:

Precision IBD, Inc.

1496 Neptune Ave

Encinitas, CA 92024

Attention: President

or to such other address or to such other person(s) as may be given from time to time under the terms of this Section 13.1.

13.2 Compliance with Laws. Each party shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

13.3 Dispute Resolution.

(a) Governing Law. For any dispute between the parties to this Agreement which arises from or relates to this Agreement (“Dispute”), the Agreement shall be construed and enforced in accordance with the laws of the United States of America and of the State of California, irrespective of choice of laws provisions.

(b) Arbitration. The parties shall settle any Dispute by submitting the matter to binding arbitration to be held in Los Angeles, California, if Licensee initiates such arbitration, and in San Diego, California, if CSMC initiates such arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in the English language. In any such arbitration, the arbitrator shall be appointed by agreement of the both parties or, if no agreement can be reached, by the American Arbitration Association pursuant to its rules, which arbitrator, in each case, shall be an experienced lawyer or judge (or retired lawyer or judge). The decision of the arbitrator shall be final and binding on all parties to this Agreement, and judgment upon the award may be entered in any court having jurisdiction. All or a portion of the costs of the arbitration proceeding, including attorneys’ fees, may be awarded by the arbitrator to the party against whom the arbitrator rules.

13.4 Waiver. Failure of any party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to assert that right relative to the particular situation involved.

13.5 Enforceability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

13.6 Modification. No change, modification, or addition or amendment to this Agreement, or waiver of any term or condition of this Agreement, is valid or enforceable unless in writing and signed and dated by the authorized officers of the parties to this Agreement.

13.7 Entire Agreement. This Agreement and the Schedules hereto (which are incorporated herein by this reference as if fully set forth herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, and replace and supersede as of the date hereof and thereof any and all prior or contemporaneous agreements and understandings, whether oral or written, between the parties with respect to the subject matter of such agreements.

13.8 Construction. This Agreement has been prepared, examined, negotiated and revised by each party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any party to this Agreement by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

13.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall constitute one and the same instrument. This Agreement may be executed in.pdf format.

13.10 Attorneys’ Fees. In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation shall pay to the successful party all reasonable costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party; and if such successful party shall recover a judgment in any such action or proceeding, such reasonable costs, expenses and attorneys’ fees may be included in and as part of such judgment.

13.11 Assignment; Successors.

(a) Neither this Agreement, nor any of the rights or obligations of a party may be assigned, in whole or in part, without the prior written consent of the other party, which consent may not be unreasonably withheld, delayed, or conditioned; provided, however, that either party may assign this Agreement, without the obligation to obtain the prior written consent of the other party, to an Affiliate, and. subject to Section 13.11(b), Licensee may transfer or assign this Agreement, without the obligation to obtain the prior written consent of CSMC, as part of a sale, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, or any other transfer of Licensee’s entire business, or that part of Licensee’s business that exercises all rights granted under this Agreement; and provided further that CSMC shall have the right to assign this Agreement, without the obligation to obtain the prior written consent of Licensee, as part of any reorganization or bond financing. Any attempt to transfer or assign this Agreement by either party that is inconsistent with this Section 13.11(a), above, shall be null and void. In the event of a bankruptcy, assignment is permitted only to a party that can provide adequate assurance of future performance, including diligent development and sales, of Products.

(b) Prior to any assignment, the new assignee must agree in writing to CSMC to be bound by this Agreement.

(c) Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of CSMC and Licensee.

(d) Notwithstanding anything to the contrary herein, Licensee shall be permitted to pledge and grant a security interest in any of Licensee’s rights, licenses and interests under this Agreement and upon any foreclosure of such security interest, Licensee’s rights, licenses and interests under this Agreement shall inure to the benefit of the holder of such security interest. For the avoidance of doubt, Licensee shall have no right to pledge or grant a security interest in any of CSMC’s property or assets, including without limitation, the Patent Rights, Technology or MIRIAD Biobank.

13.12 Further Assurances. At any time and from time to time after the Effective Date, each party shall do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, transfers, conveyances, assignments or assurances as may be reasonably required to consummate the transactions contemplated by this Agreement.

13.13 Survival. The following sections shall survive any expiration or earlier termination of this Agreement: 4.2, 6.4, 6.5, 8, 9, 10 (for the period set forth in Section 10.7), 12 and 13.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

“LICENSEE”:

PRECISION IBD, INC., A DELAWARE CORPORATION

By:	/s/ Scott L. Glenn
Scott L. Glenn
President & CEO

Date:	August 30, 2017

“CSMC”:

CEDARS-SINAI MEDICAL CENTER, A CALIFORNIA NONPROFIT PUBLIC BENEFIT CORPORATION

By:	/s/ Shlomo Melmed
Shlomo Melmed, M.D.
Executive Vice President, Academic Affairs & Dean of the Medical Faculty

Date:	August 31, 2017

By:	/s/ James D. Laur
James D. Laur, Esq.
Vice President for Legal & Technology Affairs

Date:	August 31, 2017

ACKNOWLEDGED AND AGREED:

“INVENTORS”:

/s/ [***]
[***]

/s/ [***]
[***]

/s/ [***]
[***]

AMENDMENT NUMBER ONE TO EXCLUSIVE LICENSE AGREEMENT

THIS AMENDMENT NUMBER ONE TO EXCLUSIVE LICENSE AGREEMENT (“Amendment No. 1”) is entered into by and between CEDARS-SINAI MEDICAL CENTER, a California nonprofit public benefit corporation (“CSMC”), with offices at 8700 Beverly Boulevard, Los Angeles, California 90048-1865, and PRECISION IBD, INC., a Delaware corporation (“Licensee”), with offices at 3525 Del Mar Heights Rd, #342, San Diego, California 92130.

R E C I T A L S

A.    CSMC and Licensee entered into the Exclusive License Agreement, effective on September 1, 2017 (the “Agreement”).

B.    CSMC and Licensee desire to amend certain terms of the Agreement, pursuant to Section 13.6 of the Agreement, in accordance with this Amendment No. 1.

C.    This Amendment No. 1 shall be effective as of March 22, 2019 (the “Amendment No. 1 Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	All capitalized terms used in this Amendment No. 1 and not otherwise defined in this Amendment No. 1 shall have the meanings assigned to such terms in the Agreement.

2.	Section 2.1(d)(i) of the Agreement is hereby deleted and replaced in its entirety with the following:

“Subject to Licensee’s right to prior review as set forth herein, the right to submit for publication the scientific findings from research conducted by or through CSMC or its investigators (including the Inventors) related to the Patent Rights and Technology; provided, that no such publications shall include any Confidential Information of Licensee. Licensee shall have the right to review any proposed publication of the scientific findings from research conducted by CSMC related to the Patent Rights on which an Inventor is named as a lead author (“Covered Publication”). CSMC shall deliver to Licensee a copy of the Covered Publication at least [***] days prior to submission for publication. Licensee may then, within [***] days of the delivery of such Covered Publication to Licensee: (a) require the deletion of any Confidential Information of Licensee which is included in the Covered Publication; or (b) request in writing from CSMC an reasonable extension of Licensee’s [***] day review period for a mutually agreed upon additional time period (of no more than [***] days from the date of such request), provided that such delay is requested by Licensee to protect patentable subject matter.”

3.

Notwithstanding anything to the contrary in the Agreement, the parties hereby agree that Licensee’s exclusive license to the Technology that is included in and relates to the MIRIAD Biobank or that results from CSMC’s analysis of the MIRIAD Biobank, as set forth in Sections 1.16 and 2.6 of the Agreement (the “MIRIAD Biobank Technology”), is limited to the following purpose only: (the “Precision Mission”). Accordingly, for the sake of clarity, Licensee shall not have any license, right or access to the MIRIAD Biobank Technology for any purpose outside of the Precision Mission.

4.	The definition of Diagnostic Product in Section 1.14 shall be deleted in its entirety and replaced with the following:

““Diagnostic Product” shall mean any product and/or service in the Field of Use that: (a) (i) except for the license granted hereunder, would infringe a Valid Claim, or (ii) is wholly or partially developed through any use of the Technology, including targets selected using the Technology, and (b) that is marketed, indicated, approved and/or used for diagnostic or prognostic purposes, including without limitation the screening of patients for potential responsiveness to a particular therapeutic, prophylactic or other clinical intervention.”

5.	The third paragraph of Section 1.14 of the Agreement shall be deleted in its entirety and replaced with the following:

“For the sake of clarity, in the event that Licensee develops a therapeutic product and related diagnostic product that is wholly or partially developed through any use of the Technology, such therapeutic product of Licensee shall be deemed a Therapeutic Product and such related diagnostic product of Licensee shall be deemed a separate and distinct Diagnostic Product; provided that “Therapeutic Product” shall not include (a) any product or service for which the sole contribution of a Product to its development is use of a Diagnostic Product to select patients for research, development, clinical trials, and/or commercialization of a product, (b) any product that is developed solely through the use of targets selected using the Technology; provided, that any such product may be considered a “Diagnostic Product” hereunder, (c) any Precision Compounds that are used in accordance with Section 2.7, and/or (d) any Precision Compounds that are used by Licensee (acting on its own or through consultants and without any involvement of CSMC, whether through the MRSA, the MRCA or otherwise) along with the Technology licensed under this Agreement solely to potentially assist in the development of Diagnostic Products to select patients for research, development, clinical trials and/or commercialization of such Precision Compounds; provided further that to the extent that Precision develops any Diagnostic Products through its use of the Technology and such Precision Compounds, Precision shall be obligated to pay CSMC the Diagnostic Product Royalty Rate with respect to such Diagnostic Products.”

6.	Section 1.15 of the Agreement shall be deleted in its entirety and replaced with the following:

““Related Inventions” shall mean any and all Inventions which (i) result from the services performed under the following agreements: (a) the Consulting Agreement between Licensee and [***]; (b) the Consulting Agreement between Licensee and [***]; (c) the Consulting Agreement between Licensee and [***]; (d) the Master Collaborative Research Agreement between CSMC and Licensee, effective as of the Effective Date, including Inventions described in Section 2.7 hereof (the “MCRA”); and/or (e) the Master Research Services Agreement between CSMC and Licensee, effective as of the Effective Date, including Inventions described in Section 2.7 hereof (the “MRSA”), as each may be amended; (ii) would have been reasonably anticipated at the outset to be developed; (iii) are related to the Technology and/or patents and/or patent applications described on Schedule A of this Agreement; and (iv) with respect to which CSMC owns or otherwise controls intellectual property rights.”

7.	A new Section 1.19 shall be added at the end of Article 1 of the Agreement:

“1.19 “Precision Compound” shall mean a proprietary compound which is owned by Precision or a third party and which was not developed through any use of CSMC’s Technology or Patent Rights.”

8.	A new Section 5.5 shall be added to the Agreement as follows:

“5.5 Patent Schedule. Schedule A of this Agreement shall be updated from time to time, but not less frequently than [***], upon mutual agreement of the parties hereto, such agreement not to be unreasonably withheld, delayed, or conditioned, to include (a) Patent Rights filed on new Related Inventions; (b) changes to the patents and/or patent applications set forth on Schedule A of this Agreement made in the ordinary course of prosecution and maintenance of such patents and/or patent applications; and (c) subject to the provisions set forth in Section 2.3 of this Agreement, any Future Patent Rights which the parties have agreed pursuant to good faith negotiations to add to this Agreement. Each such update shall be made in writing, executed by duly authorized representatives of each of the parties hereto.”

9.	The notice information for Licensee in Section 13.1 of the Agreement shall be deleted in its entirety and replaced with the following:

“or in the case of Licensee to:

Precision IBD, Inc.

3525 Del Mar Heights Rd, #342

San Diego, California 92130

Attention: Chief Executive Officer”

10.	Schedule A of the Agreement shall be deleted and replaced in its entirety with the Schedule A that is set forth in ATTACHMENT 1 to this Amendment No. 1.

11.	Paragraph 5 of Section II of Schedule C of the Agreement shall be deleted in its entirety and replaced with the following:

“Licensee shall have the right to distribute the Materials to Licensee’s third party contract research organizations or any other third party that Licensee engages under fee-for-service arrangements to perform contract research services for Licensee’s purposes, or to any actual Sublicensee or potential Sublicensee, provided that any transfer to such potential Sublicensee is subject to such potential Sublicensee’s agreement to material transfer terms regarding ownership of the Materials and intellectual property relating thereto and protection of confidential information that permit Licensee to comply with the terms of the Licensee Agreement and these Material Transfer Terms, and provided, further, that the Materials and/or any Materials contained or incorporated in the Licensee Materials are solely owned by CSMC. To the best of its actual, current knowledge and without further investigation, CSMC hereby represents that is has the right to provide the Materials to Licensee for the purposes contemplated by the License Agreement, including without limitation these Material Transfer Terms.”

12.

Schedule F of the Agreement shall be deleted in its entirety and replaced by the Amended and Restated Voting Agreement between Licensee and CSMC dated November 14, 2018, as set forth in ATTACHMENT 2 of this Amendment No. 1.

13.

The Parties acknowledge and agree that in addition to any consideration paid and payable to CSMC under the Agreement, effective November 2018, the Company contributed materials and equipment worth $[***] to CSMC for use in the laboratory of [***].

14.	In the event of any discrepancies or conflicting terms between this Amendment No. 1 and the Agreement, the terms of this Amendment No. 1 shall control.

15.

The Amendment No. 1 and the attachments hereto (which are incorporated herein by this reference as if fully set forth herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, and replace and supersede as of the date hereof and thereof any and all prior or contemporaneous agreements and understandings, whether oral or written, between the parties with respect to the subject matter of such agreements.

16.

This Amendment No. 1 and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with the laws of the United States of America and of the State of California, irrespective of choice of laws provisions.

17.	This Amendment No. 1 may be executed simultaneously in one or more counterparts, each of which shall constitute one and the same instrument. This Agreement may be executed in .pdf format.

18.	Except for the matters set forth in this Amendment No. 1, all other terms of the Agreement shall remain unchanged and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment No. 1 as of the Amendment No. 1 Effective Date.

“LICENSEE”:

PRECISION IBD, INC., A DELAWARE CORPORATION

By: /s/ Scott L. Glenn Scott L. Glenn President & CEO
Date: March 26, 2019

“CSMC”:

CEDARS-SINAI MEDICAL CENTER, A CALIFORNIA NONPROFIT PUBLIC BENEFIT CORPORATION

By:	/s/ Edward M. Prunchunas
Edward M. Prunchunas
Executive Vice President for Finance and CFO

Date: March 26, 2019

By:	/s/ James D. Laur
James D. Laur

Vice President for Technology Transfer & Business Affairs

Date: March 22, 2019

ATTACHMENT 1

Schedule A

Patent Rights

[***]